                                                                     EXHIBIT 2.6



                            STOCK PURCHASE AGREEMENT



                                     AMONG



                    CLIENTLOGIC INTERNATIONAL HOLDING, INC.

                                 (THE "BUYER")


                                      AND


                              MR. FRANCK LOUBARESSE
                             MR. LAURENT LOUBARESSE
                             MR. JACQUES LOUBARESSE
                                 ONLINE SERVICES

                          (COLLECTIVELY, THE "SELLERS")

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into on October 8, 1999, by and among ClientLogic International Holding, Inc. (the "BUYER"), and Mr. Franck Loubaresse, a French citizen residing at 17 rue des Perchamps, 75016 Paris, Mr. Laurent Loubaresse, a French citizen residing at 21 rue Georges Sand, 75016 Paris, Mr. Jacques Loubaresse, a French citizen residing at 7 rue Linne, 75005 Paris, and ONLINE SERVICES, a French limited liability company with its registered office at 75 rue de Lourmel, 75015 Paris, each acting jointly and severally.

For purposes of this Agreement, Mr. Franck Loubaresse, Mr. Laurent Loubaresse Mr. Jacques Loubaresse and ONLINE SERVICES SARL are collectively referred to as the "SELLERS". The Buyer and the Sellers are referred to collectively herein as the "PARTIES".

The Sellers own 100% of the outstanding capital stock of Groupe Adverbe International S.A. (the "TARGET"), a corporation organized under the laws of France with its registered office located at 64, rue du Dessous des Berges, 75013 Paris, France. The Target is the holding company of the Adverbe Group (the Target and the Subsidiaries (as defined in Section 1.35) are collectively referred to as the "GROUP").

The Target holds in turn:

- 100% of the shares of Phone Communication SA, a corporation organized under the laws of France with its registered office located at 64, rue du Dessous des Berges, 75013 Paris, France ("PhoneCom").

- 100% of the shares of H2M - Hors Media Medical, a corporation organized under the laws of France with its registered office located at 64, rue du Dessous des Berges, 75013 Paris, France ("H2M").

- 4,300 shares out of a total of 4,500 shares in Agence de Diffusion et d'Information de Systemes SARL, a limited liability company organized under the laws of France with its registered office located at 64, rue du Dessous des Berges, 75013 Paris, France ("Agedis").

- 100% of Consulte SARL, a limited liability company organized under the laws of France with its registered office located at 64, rue du Dessous des Berges, 75013 Paris, France ("Consulte").

         It is acknowledged that this Agreement was to be entered into between the Sellers and Cordena Call Management Holding (France) SARL, a wholly owned subsidiary of Cordena Call Management BV, which has negotiated all of the provisions hereof and has made investigations in connection with this transaction. In light of the change of control of Cordena Call Management BV which has been acquired by Client Logic International Holding Inc., it has been agreed that Cordena Call Management Holding (France) would


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

         be substituted in this transaction by Client Logic International Holding Inc. which hereby fully accepts the provisions of this Agreement and fully acknowledges the investigations conducted by Cordena Call Management BV.

THIS AGREEMENT gives effect to a transaction in which the Buyer purchases from the Sellers and the Sellers sell to the Buyer the outstanding capital stock of the Target owned by the Sellers.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below and such definitions shall be applicable to both the singular and plural forms of such terms:

1.1 "ACCOUNTS RECEIVABLE" means all moneys owing by customers of any of the Target and the Subsidiaries and includes those amounts disclosed in the Financial Statements, together with all those amounts assigned to factoring companies.

1.2 "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable fees and expenses of attorneys, accountants, consultants and experts.

1.3 "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person to whom the reference is made and with respect to a particular individual: (i) each other member of such individual's family and (ii) any Person that is controlled by one or more members of such individual's family. As used in the preceding sentence, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

1.4 "ALLOCABLE PORTION" means with respect to the share of any Seller in a particular amount that fraction equal to the number of Target Shares the Seller holds as set forth in Section 4.2 of the Disclosure Schedule over the total number of outstanding Target Shares also set forth in
         Section 4.2 of the Disclosure Schedule.

1.5 "BAD LEAVER" means in connection with the termination of an employment contract or of a position as chairman of the board of directors (PDG), director (administrateur), general manager (directeur general) or manager (gerant) in any of the Target or the Subsidiaries, a termination for gross misconduct (faute lourde) or breach of a non competition or non solicitation undertaking.



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


1.6 "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

1.7      "BUYER" has the meaning set forth in the preface above.

1.8 "CLIENTLOGIC" means ClientLogic Holding Corporation, a company incorporated in Delaware, having its principal place of business at Dallas, Texas, USA.

1.9 "CLOSING" means the closing of the transactions contemplated by this Agreement specified in Section 6 below.

1.10     "CLOSING DATE" means the date of signature of this agreement.

1.11     "CODE" means the French Tax Code, as amended.

1.12     "COMMON STOCK" means the common stock of Client Logic.

1.13 "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Target and the Subsidiaries that is not already generally available to the public.

1.14 "CORDENA" means Cordena Management Call BV, a company incorporated in the Netherlands, having its principal place of business at Rijswijkseweg 60, 2516EH Denhaag, The Netherlands.

1.15(a) "CURRENT ACCOUNTS" means the accounts representing amounts loaned to an entity by its owners or an Affiliate of such owners.

1.15(b) "DATA ROOM INDEX" means the data room index set forth in EXHIBIT 1.15(b) hereto.

1.16(a)  "DEFERRED PAYMENT" has the meaning set forth in Section 2.4.

1.16(b)  "DEFERRED PAYMENT DATE" has the meaning set forth in Section 2.4.

1.17     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

1.18 "EMPLOYEE BENEFIT PLAN" has the meaning set forth in Section 4.23 below.

1.19 "ENCUMBRANCE" means any claim, demand, right of first refusal, purchase right, option, warrant, commitment, charge, encumbrance or any other restriction of any kind on ownership, transfer, use, licensing, possession, receipt of income from or any other exercise of any attribute of ownership, including any Security Interest.

1.20     "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7 below.




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1.21     "GAAP" means French generally accepted accounting principles applied on a basis consistent with the basis on which the Financial Statements referred to in Section 4.7 were prepared.

1.22 "GOVERNMENTAL BODY" means any country, any national body (including the European Union), any state, province, municipality, or subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing.

1.23 "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures,
         (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, all related applications and registrations, and all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all copyright applications and registrations, (d) all mask works, and all mask work applications and registrations, (e) all trade secrets and business information, (f) all computer software (including data and related documentation), (g) all internet and intranet names, addresses, icons and other identifications useful to identify or locate the Target on a computer network such as the World Wide Web, and (h) all other proprietary rights.

1.24 "INTEREST RATE" means five percent (5%) per annum, calculated on the basis of a 365 days per year factor applied to the actual days on which there exist an unpaid amount.

1.25 "KNOWLEDGE" means actual knowledge after such inquiry as is reasonably practicable.

1.26 "LAWS" means all constitutions; statutes; regulations; by-laws, codes; ordinances; decrees; rules; and judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards.

1.27 "LIABILITY" means any and all liability, obligation, loss, commitment, damage, or deficiency including interest, penalties, fines, reasonable fees of attorneys, accountants and consultants, and experts, and any liability for Taxes (in each instance whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued, under accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

1.28 "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.29     "PARTY" has the meaning set forth in the preface above.

1.30 "PERMIT" means any license, permit, approval, consent, authorization, requirement and application of or to a Governmental Body and all governmental or third party product registrations or approvals.




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1.31     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, any other form of entity, or a Governmental Body.

1.32     "PURCHASE PRICE" has the meaning set forth in Section 2.2 below.

1.33 "REQUISITE SELLERS" means Sellers holding a majority in interest of all of the Shares as set forth in Section 4.2 of the Disclosure Schedule.

1.34 "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

1.35     "SELLERS" has the meaning set forth in the preface above.

1.36     "SHARES" means the shares of capital stock of the Target.

1.37 "SUBSIDIARY" means any corporation with respect to which the Target (or a Subsidiary thereof) owns common stock, has the power to vote or direct the voting of securities to elect one or more directors, or owns any other security, and any partnership in which the Target (or a Subsidiary thereof) is a general or limited partner.

1.38     "TARGET" has the meaning set forth in the preface above.

1.39 "TAXES" means all French and foreign income, gross receipts, profits, license, payroll, employment, stamp, premium, windfall profits, withholding, capital, general corporate, customs duties, environmental, disability, registration, minimum sales, goods and services, property (including improvement assessments), severance, production, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes, including any interest, penalty, or addition thereto, but specifically excluding any of the foregoing due in respect of any indemnification hereunder.

1.40 "TAX RETURN" means any return, declaration, report, claim of any kind including for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. PURCHASE AND SALE OF TARGET SHARES

2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, on Closing the Buyer purchases from each of the Sellers, and each of the Sellers will sell to the Buyer all of his or her Shares for the consideration specified below in this article 2. The Shares will be conveyed free and clear of all Encumbrances and together with all rights now and hereafter attaching thereto. The total number of Shares (and breakdown by Seller) to be purchased by the Buyer from the Sellers on the Closing Date is set forth in EXHIBIT 2.1. Upon transfer of the Shares, the Buyer shall own one hundred percent (100%) of the capital of the Target.




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2.2      PURCHASE PRICE.

         2.2.1 The Buyer agrees to pay to the Sellers sixty one million six hundred sixty thousand French Francs (FRF. 61,660,000) (the "PURCHASE PRICE"), less the Purchase Price Adjustment, if any, determined in accordance with Section 2.3 hereof, for all of the Shares, consisting of:

                  - a cash payment in the amount of forty million six hundred sixty thousand French Francs
                           (FRF. 40,660,000);

                  - 723,850 shares of Common Stock valued at ten million French Francs (FRF. 10,000,000);

                  - a Deferred Payment in cash of a maximum amount of ten million French Francs (FRF. 10,000,000) as determined in accordance with Section 2.4;

                  - a Deferred Payment of a maximum number of 72,385 shares of Common Stock for a maximum amount of one million French Francs (FRF. 1,000,000) as determined in accordance with Section 2.4;

         2.2.2 The payment of the Purchase Price to the Sellers shall be made in the following manner:

                  - thirty nine million eight hundred four thousand eight hundred and fifteen French Francs (FRF. 39,804,815) (which includes a 5% interest for the period between June 30, 1999 and the Closing Date based on
                           FRF. 39,251,000) shall be paid in cash at Closing by wire transfer in the account designated by each Seller in an amount equal to the amount specified opposite that Seller's name in EXHIBIT 2.2.2;

                  -        four hundred fifty three thousand French Francs
                           (FRF. 453,000) shall be paid in cash at Closing by wire transfer in the account designated by Hausmann & Associes;

                  -        nine hundred fifty six thousand French Francs
                           (FRF. 956,000) shall be paid in cash at Closing by wire transfer in the account designated by Financiere Breteuil;

                  - issuance at Closing of Common Stocks to each of the Sellers in an amount equal to the amount specified opposite that Seller's name in EXHIBIT 2.2.2;

                  - Deferred Payment in cash and in Common Stocks on the Deferred Payment Date in accordance with Section 2.4 below.




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                  The Buyer shall cause and warrants the delivery of the shares of Common Stock to the Sellers by Client Logic in the manner provided above within 5 business days as from the Closing Date.

2.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price is based upon the assumption that the consolidated shareholders equity ("capitaux propres consolides" as defined according to the principles and using these certain values set out in Exhibit 2.3 all in accordance with GAAP) of the Group on June 30, 1999, (the "Closing Date Shareholders Equity") is at least equal to twelve million two hundred thousand French Francs (FRF. 12,200,000) (the "Base Shareholders Equity"), subject to the specific provision of Section 4.11.3.

         In the event that the Closing Date Shareholders Equity is less than the Base Shareholders Equity, the Buyer shall be entitled to a franc per franc reduction of the Purchase Price, which reduction shall be equal to the difference between the Base Shareholders Equity and the Closing Date Shareholders Equity.

         The Closing Date Shareholders Equity shall be determined according, to the following procedure:

         (i) The Closing Date Shareholders Equity shall be determined as soon as practicable after the Closing Date by the Sellers' accountants who shall prepare the consolidated financial statements of the Group as at the Closing Date (the "Closing Date Financial Statements"). The Closing Date Financial Statements shall be prepared according to the principles and using those certain values set out in Exhibit 2.3 all in accordance with GAAP on a basis consistent with the methods applied by the Target in preparing the Financial Statements;

                  For the purpose of preparing the Closing Date Financial Statements, the Buyer hereby agrees to allow, as from the Closing Date, unrestricted access to the Target's premises and to the Target's legal and accounting documents, books and registers, to the Sellers and to any Sellers' representatives as may be designated in writing by the Sellers;

         (ii) not later than 60 days after the Closing Date, the Sellers shall deliver to the Buyer the Closina Date Financial Statements;


         (iii) the Buyer shall within 30 days of the delivery of the Closing Date Financial Statements by the Sellers either agree to the Closing Date Financial Statements or, if the Buyer disagrees in relation to any item of the Closing Date Financial Statements (together the "Disputed Items"), it shall identify in writing the Disputed Items to the Sellers.

         (iv) if the Parties are in disagreement in relation to any Disputed Items, and if such disagreement between the Sellers and the Buyer cannot be resolved by the mutual agreement of the Buyer and the Sellers by the end of the 45 day period following the delivery of the Closing Date Financial Statements by the Sellers to the Buyer, the





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                  Disputed Items shall be submitted for resolution to the
                  accounting firm of Arthur Andersen, or, if Arthur Andersen shall not accept such mission, to another internationally recognized independent certified public accounting firm ("Independent Accounting Firm") mutually acceptable to the Sellers and the Buyer. If within five (5) business days following the date on which Arthur Andersen shall have refused its mission, the Sellers and the Buyer cannot agree on the choice of such Independent Accounting Firm, either party shall be entitled within five (5) business days to request the designation of an Independent Accounting Firm by the President of the Court of Commerce of Paris. The Sellers and the Buyer shall instruct the Independent Accounting Firm to limit its examination to the Disputed Items affecting the determination of the Closing Date Shareholders Equity, and to use its best efforts to make its determination thereon within thirty (30) business days after its engagement hereunder. The resolution of any such previously Disputed Items by such Independent Accounting Firm shall be made in writing delivered to the Buyer and the Sellers and shall be final, conclusive and binding upon the Sellers and the Buyer in accordance with Articles 1592 and 2044 et seq. of the French Civil Code. The fees and expenses charged by the Independent Accounting Firm with respect to the Disputed Items shall be shared equally between the Buyer and the Sellers.

                  The adjustment amount of the Purchase Price, if any, as finally determined in accordance with the above provisions, shall be paid in French Francs by the Sellers by certified bank check within ten (10) business days of the determination of the Closing Date Financial Statements, as determined pursuant to the above procedure.

2.4 DEFERRED PAYMENT. Within four weeks following the issuance of the financial statements of the companies in the Group audited (when appropriate) for the fiscal year ended December 31, 1999, (the "Deferred Payment Date") the Buyer will pay to the Sellers an additional amount of purchase price, if any, based on the formula and the principles described in EXHIBIT 2.4 and subject to the provisions of Section 4.11.3. The Deferred Payment shall not be due to a Seller if, on the Deferred Payment Date, the latter has resigned or has been dismissed as a Bad Leaver.

         However, if (i) the Buyer terminates the term of office of Franck Loubaresse as chairman and manager of the Target and the Subsidiaries, where applicable, or the employment of Laurent Loubaresse or Jacques Loubaresse for a reason other than a Bad Leaver or (ii) between Closing and December 31, 1999, Buyer carries out any action materially detrimental to the Target or the Subsidiaries and which would impede the achievement of the full Deferred Payment, the Deferred Payment will become payable in full to the Sellers as promptly as practicable.

         The Parties undertake to procure, insofar as each is able, the issuance of the financial statements of the Group as of December 31, 1999 no later than June 30, 2000. Such financial statements and the consolidation shall be prepared in accordance with those principles set out in EXHIBIT 2.3 all in accordance with GAAP. There shall be written back into the consolidated profit of the Group costs and expenses incurred by the Group




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

         during the due diligence process prior to the signature, and as a result of the implementation of this Agreement, up to a maximum amount of FRF.150,000. The Parties shall decide on a mutually agreeable basis the expenses and investments which shall be made by the Group during the period running from the Closing Date to December 31, 1999.

         The Parties further agree that any provision booked by any of the Target or the Subsidiaries during fiscal year closed on December 31, 1999, which (i) impacts the consolidated operating result (resultat d'exploitation consolide) of the Group and (ii) is recaptured on or before the end of the fiscal year 2001, shall be taken into account for the recaptured amount in the calculation of a complementary deferred payment amount on the basis of the formula set forth in Exhibit 2.4 hereto as if such recaptured amount of the provision had not or partially not, where applicable, existed on the Deferred Payment Date. This complementary deferred payment amount shall be payable in cash to the Sellers within 30 days of the approval of the financial statements of the relevant company for the fiscal year during which the recaptured of the provision was accounted for. It is understood that the sum of the above complementary deferred payment amount and the Deferred Payment amount initially paid shall not exceed the maximum amount set forth in Section 2.2.1 above, i.e., FRF 11,000,000.

2.5 SET-OFF. If prior to the Deferred Payment Date, the Buyer shall have obtained an enforceable arbitration award against the Sellers pursuant to the provisions of article 9 below in connection with any one of the indemnification undertakings assumed by the Sellers in article 7, the Buyer shall be authorized to operate a set-off between any payment of any amount still owed to the Sellers thereunder and any amount that the Sellers may owe to the Buyer

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this article 3 are correct and complete as of the Closing Date.

3.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

3.2 AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.

3.3 NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Body to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof (the "DISCLOSURE SCHEDULE"), the Sellers represent and warrant, jointly and severally, to the Buyer that the statements contained in this article 4 are correct and complete as of June 30, 1999, and all references in this article 4 to the date hereof, the Closing Date shall be deemed to refer to June 30, 1999, except for the statements contained in Sections 4.1, 4.2, 4.3, 4.4(a), 4.4(c), 4.6, the preamble to 4.8, 4.8.13, 4.9, 4.23 and 4.31 which shall be correct and complete as of the Closing Date and all references in these paragraphs to the date hereof and the Closing Date shall be deemed to refer to October 8, 1999. All verbs in the present tense shall be deemed accordingly mutatis mutandis in the past tense. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.

4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Target and the Subsidiaries is a corporation or limited liability company, duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. Each of the Target and the Subsidiaries is duly authorized to conduct business under the laws of each jurisdiction where such qualification is required. Each of the Target and the Subsidiaries has full power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Target and the Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target and the Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors), the share transfer register ("Registre des mouvements de titres") and the individual shareholders accounts ("Comptes individuels d'actionnaires"), where applicable, of each of the Target and the Subsidiaries are correct and complete and each has been provided to the Buyer. The Target is not in default under or in violation of any provision of its charter or bylaws.

4.2 CAPITALIZATION. The entire stated capital stock of the Target consists of 1,225,000 shares of common stock, with a par value of FRF.10 each. All of the Shares are validly issued and fully paid and are duly owned, free and clear of any Encumbrances, Taxes, Security Interests and contracts, by the respective Sellers as set forth in Section 4.2 of the Disclosure Schedule. Other than as expressly set out in Section 4.2 of the Disclosure Schedule, there are no outstanding, or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target or any Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no voting arrangements, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target or any of the Subsidiaries.

4.3 AUTHORIZATION OF TRANSACTION. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform the Seller's obligations hereunder and to consummate the transactions contemplated hereunder.

4.4(a) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any judgment or any provision of the charter or bylaws of any of the Target and the Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and the Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and the Subsidiaries needs to give any notice to, make any filing with, or obtain any Permit of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4(b) BROKERS' FEES. None of the Target and the Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. None of the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

4.4(c) HSR ACT. On the Closing Date, neither the Company nor any Subsidiary, individually or in the aggregate, will own any assets located in the United States (other than investment assets or voting or non-voting securities of another person) having an aggregate book value of US$15,000,000 or more and will not control (as that term is defined under Section 801.1(b) of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) any US issuer (as defined in the HSR Act) that has annual net sales or total assets of US$25,000,000 or more.

4.5 TITLE TO ASSETS. Except as set forth in Section 4.5 of the Disclosure Schedule, the Target and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by them, located on their premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

4.6 SUBSIDIARIES. Section 4.6 of the Disclosure Schedule sets forth for each of the Subsidiaries (i) its name and jurisdiction of incorporation or formation, and (ii) the number of shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder. All of the shares of capital stock of the Subsidiaries have been duly authorized and are validly issued, fully paid. All of the shares of the Subsidiaries are free and clear of all Encumbrances, Taxes, Security Interests, contracts and equities. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and the Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the Subsidiaries or that could require the Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting arrangements, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Subsidiaries. Except with respect to the Target's control of or equity participation in the Subsidiaries, none of the Target and the Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any Person.

4.7 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.7 are audited (for the societes anonymes) balance sheets and statements of income (including the related notes), as of and for the fiscal year December 31, 1998, with respect to the Target and the Subsidiaries as validly approved by the shareholders of such companies and duly filed with the appropriate Registries of Commerce and Companies (collectively the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present truly and fairly the financial condition, assets and Liabilities, and the results of operations of the Target and the Subsidiaries for such periods and are consistent with the books and records of the Target and the Subsidiaries.

         Each transaction of each of the Target and the Subsidiaries is properly and accurately recorded on the books and records of such company, and each document (including any contract, invoice or receipt) on which entries in such company's books and records are based is complete and accurate in all material respects.

4.8      EVENTS SUBSEQUENT TO DECEMBER 31, 1998. Except as set forth in Section
         4.8 of the Disclosure Schedule, since December 31, 1998 and through to the Closing Date, there has not been any material adverse change in the business, financial condition, operations, results of operations, or, in the Sellers' reasonable opinion, future prospects of the Target or the Subsidiaries. Without limiting the generality of the foregoing, since December 31, 1998 and through June 30, 1999 (it being understood that amounts expressed below in French francs refer to amounts on an annual basis):

         4.8.1 none of the Target and the Subsidiaries has sold, leased, transferred, or assigned, any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         4.8.2 none of the Target and the Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than FRF.500,000 or outside the Ordinary Course of Business;

         4.8.3 no party (including any of the Target and the Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than

                  FRF.300,000 to which any of the Target and the Subsidiaries is a party or by which any of them is bound;

         4.8.4 Except as disclosed in Section 4.8.4 of the Disclosure Schedule [factoring agreement], none of the Target and the Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

         4.8.5 none of the Target and the Subsidiaries has made without prior consultation with the Buyer, any capital expenditure (or series of related capital expenditures) either involving more than FRF.300,000 or outside the Ordinary Course of Business;

         4.8.6 none of the Target and the Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than FRF.100,000 or outside the Ordinary Course of Business;

         4.8.7 none of the Target and the Subsidiaries has issued any note, bond, or other debt security, and none of the Target and the Subsidiaries has created, incurred, assumed, or guaranteed or guarantee, any indebtedness for borrowed money or capitalized lease obligation either involving more than FRF.300,000;

         4.8.8 none of the Target and the Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         4.8.9 none of the Target and the Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than FRF.300,000 or outside the Ordinary Course of Business;

         4.8.10 none of the Target and the Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside of the Ordinary Course of Business;

         4.8.11 there has been no change made or authorized in the charter or bylaws of any of the Target and the Subsidiaries;

         4.8.12 none of the Target and the Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, and none of the Target and the Subsidiaries has granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         4.8.13 Except as disclosed in Section 4.8.13 of the Disclosure Schedule, none of the Target and the Subsidiaries has declared, set aside, or paid any dividend, and none of the Target and the Subsidiaries has made any distribution with respect to its capital stock (whether in cash or in kind), and none of the Target and the Subsidiaries has redeemed, purchased, or otherwise acquired any of its capital stock;

         4.8.14 none of the Target and the Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property of a value in excess of FRF. 100,000;

         4.8.15 none of the Target and the Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, outside the Ordinary Course of Business;

         4.8.16 none of the Target and the Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, granted any increase in the base or other compensation of any of its directors, officers, and employees outside the Ordinary Course of Business, adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), or made any other change in employment terms for any of its directors, officers, and employees, outside the Ordinary Course of Business;

         4.8.17 none of the Target and the Subsidiaries has made or pledged to make any capital contribution outside the Ordinary Course of Business;

         4.8.18 none of the Target and the Subsidiaries has changed its accounting methods, principles, or practices, except as required by GAAP;

         4.8.19 none of the Target and the Subsidiaries has revalued any of its assets;

         4.8.20 there has been no significant adverse change outside the Ordinary Course of Business in the prices which any of the Target or the Subsidiaries charges for its products and services;

         4.8.21 none of the Target and the Subsidiaries has committed to any of the foregoing.

                  All amounts set forth above are stated on a yearly basis.

4.9 UNDISCLOSED LIABILITIES. None of the Target and the Subsidiaries has any Liability (and there is no Basis for any present or, to the Sellers' Knowledge, future action, suit, proceeding, complaint, claim, or demand against any of them giving rise to any Liability), except for
         (i) Liabilities set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after December 31, 1998 in the Ordinary Course of Business (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law). No claims will be made under this Section 4.9 in respect of Liabilities accounted for in the financial statements prepared for the purposes of Section 2.3.

4.10 COMPLIANCE WITH LAWS. To the Seller's knowledge, each of the Target, the Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable Laws and no action, suit, proceeding, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         Particularly, none of the Target and the Subsidiaries is subject to the obligations imposed by the Data Processing, Data Files and Individual Liberties Act of 1978 (Loi Informatique et Libertes).

         To the Sellers' knowledge, no principal or officer of the Target or the Subsidiaries has been or is a government official (as hereinafter defined) or a candidate for political office; and none of the Target, the Subsidiaries, or the Sellers or, where applicable, Sellers' officers, in order to assist the Target or the Subsidiaries to obtain or retain business, has offered, paid, promised to pay, or authorized the payment of any money or anything of value to a government official, political party or official thereof, or candidate for political office, for the purpose of influencing said official to use his influence with a government or instrumentality thereof to influence any action of such government or instrumentality. As used in this paragraph, the term "government official" means any officer or employee of a government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of such government or department, agency, or instrumentality.

4.11 TAX MATTERS. For purposes of this Section 4.11, the term "Target" and "Subsidiaries" shall include any other company, partnership, or grouping which has been merged, absorbed, liquidated, within the Target or the Subsidiaries, or transferred by way of a universal transfer of assets and Liabilities to or by the Target and/or the Subsidiaries.

         4.11.1 RETURNS FILED. Each of the Target and the Subsidiaries has timeously filed all Tax Returns that it is required to file and all such Tax Returns were correct and complete in all respects.

         4.11.2 TAXES PAID. All Taxes owed by any of the Target and the Subsidiaries, either individually or jointly and severally with any other Person, and whether or not shown on any Tax Return, have been timeously paid in fall and full provision has been made for the payment of all Taxes not yet due and payable which relate to periods on or before the Closing. There are no Encumbrances on any of the assets of any of the Target and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         4.11.3 NO FURTHER ASSESSMENTS. No Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability relating to Taxes of any of the Target and the Subsidiaries. No Tax Returns of the Target and the Subsidiaries for any tax period have been or are currently the subject of a tax audit and no Governmental Body has contacted the Target or the Subsidiaries regarding such a prospective tax audit except as set forth in Section 4.11.3 of the Disclosure Schedules.

                  The Buyer acknowledges the existence of a tax reassessment notified to Groupe Adverbe International SA as disclosed in
                  Section 4.11.3 of the Disclosure Schedule as well as the existence of a tax audit performed by the French tax authorities within AGEDIS the expected consequences of which are described in Section 4.11.3 of the Disclosure Schedule. The Buyer agrees to bear the net financial consequences of these procedures within Groupe Adverbe International and AGEDIS up to a maximum amount of FRF. 600,000. In addition, as an exception to Section 2.3, the above net financial consequences shall not impact the Purchase Price adjustment nor Deferred Payment to the extent they do not exceed
                  FRF. 600,000.

                  None of the Target and the Subsidiaries has taken or omitted to take any action which has either resulted in the extension of any statute of limitations for the assessment of any Taxes or for audit of any Tax Returns for any period ending on or before the Closing Date or in the deprivation of the benefit of an accelerated statute of limitation; no deficiency for any Taxes has been proposed, asserted or assessed which has not been finally resolved; none of the Target and the Subsidiaries is aware of any circumstance which could result in any assertion or assessment of a Tax in a material amount with respect to any past taxable period; and none of the Target and the Subsidiaries is aware of any issue concerning the Liability of the Target or the Subsidiaries for Taxes that by application of similar principles could result in any assertion or assessment of a Tax for another taxable period.

         4.11.4 NO AFFILIATED GROUP. None of the Target and the Subsidiaries has ever been a member of or a party to any partnerships, joint ventures or interest groupings, or tax sharing or tax allocation agreements under which any of the Target and the Subsidiaries may be responsible for any tax obligations of any other Person.

         4.11.5 NO AGREEMENTS REGARDING DEFERRALS OF TAXES OR LIABILITIES. None of the Target and the Subsidiaries has ever made any commitment or entered into any agreement or taken any action resulting in tax deferral or in deferred Liability.

         4.11.6 NO POST-CLOSING REPORTING OF DEFERRED INCOME BASED ON PRE-CLOSING MATTERS. None of the Target and the Subsidiaries has any income reportable for a period ending after the Closing Date but attributable to a transaction, event or fact occurring in, or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method.

         4.11.7 NO ADDITIONAL LIABILITY FOR TAXES. None of the transactions contemplated by or completed with respect to this Agreement has or will cause any of the Target and the Subsidiaries to incur any additional Liability for Taxes as a result thereof.

                  None of the restructuring operations completed prior to Closing by any of the Sellers with respect to their shareholding in the Target and/or the Subsidiaries has or will cause any of the Target and the Subsidiaries to incur any additional Liability for Taxes as a result thereof.

4.12 REAL PROPERTY. Section 4.12 of the Disclosure Schedule lists all real property that any of the Target and the Subsidiaries owns, leases, or subleases and indicates the owner, lessor, or sublessor thereof. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed in Section 4.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
         Section 4.12 of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect and, to the Sellers' knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder.

4.13 INTELLECTUAL PROPERTY. Section 4.13 of the Disclosure Schedule sets forth a list of all registrations of patents and pending applications therefor, all registrations of trademarks, trade names and service marks and all pending applications therefor, all registrations of copyrights and all pending applications therefor (including with respect to the Callium software) and all licenses, sublicenses or other agreements with respect to each of the foregoing of either the Target or the Subsidiaries. To the Sellers' Knowledge, all of the patents, trademarks, trade names, service marks, copyrights and licenses or other agreements listed in Section 4.13 of the Disclosure Schedule are in full force and effect, and either the Target or the Subsidiaries possesses all right, title, and interest in and to, or valid rights as a licensee, to or with respect to each such item, free and clear of any Encumbrance or restriction or rights of any Person, including any licensee or sublicensee. Neither the Target nor the Subsidiaries are infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property, and neither the Target nor the Subsidiaries have received or have Knowledge of any claim or allegation that the Target or the Subsidiaries are infringing upon the Intellectual Property rights of any third party. To the Knowledge of each of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target or the Subsidiaries. Except as set forth in Section 4.13 of the Disclosure Schedule, none of the Target or the Subsidiaries has ever agreed to indemnify any person or entity for or against any interference, infringements, misappropriation, or other conflict with respect to its Intellectual Property.

4.14 TANGIBLE ASSETS. The Target and the Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Such assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used. Neither Target nor any Subsidiaries owns or leases any buildings, machinery, equipment or other tangible asset that is not presently used in its or their businesses as presently conducted.

4.15 CONTRACTS. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and the Subsidiaries is a party:

         4.15.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of FRF.100,000 per annum;

         4.15.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Target and the Subsidiaries, or involve consideration in excess of FRF.500,000 per annum;

         4.15.3   any agreement concerning a partnership or joint venture;

         4.15.4 any agreement (or group of related agreements) under which the Target or a Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

         4.15.5 any agreement concerning confidentiality or non-competition, other than customer contracts in the Ordinary Course of Business;

         4.15.6 any agreement regarding ownership by any of the Target or the Subsidiaries of any creations or inventions of any employee or consultant;

         4.15.7 any agreement with any of the Sellers and their Affiliates (other than the Target and the Subsidiaries);

         4.15.8 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Target's and the Subsidiaries' current or former directors, officers, and employees;

         4.15.9   any collective bargaining agreement;

         4.15.10 any agreement under which the Target or a Subsidiary has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         4.15.11 any agreement related to any bank account or credit facility, letter of credit, payment or performance bond, or other surety relationship, indicating names of signatories, and the amounts they are authorized to draw;

         4.15.12 any agreement to license or sub-license the Registered Intellectual Property listed in Section 4.13 of the Disclosure Schedule;

         4.15.13 any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and the Subsidiaries; or

         4.15.14 any other agreement (or group of related agreements) the performance of which involves consideration in excess of FRF.300,000 per annum, other than Customer Contracts in the Ordinary Course of Business.

                  The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Sellers' knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

4.16 NOTES AND ACCOUNTS RECEIVABLE. Except as set out in Schedule 4.16, all notes and accounts receivable of the Target and the Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current. Unprovided or insufficiently provided bad and doubtful receivables will not exceed 0.5% of the total book value thereof as at September 30, 1999.

4.17 POWERS OF ATTORNEY. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any of the Target and the Subsidiaries.

4.18 INSURANCE. Section 4.18 of the Disclosure Schedule sets forth a list of insurance policies under which any of the Target and the Subsidiaries is a named insured or a beneficiary of coverage. Sellers have provided the Buyer with copies of all such policies. The Target and the Subsidiaries have always complied with the terms and conditions of such insurance policies. With respect to each such policy in effect as of the date of this Agreement, the continued effectiveness of such policy after the Closing Date under its current terms will not be affected by the consummation of the transactions contemplated by this Agreement.

4.19 LITIGATION. Section 4.19 of the Disclosure Schedule sets forth each instance in which any of the Target and the Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any jurisdiction or before any arbitrator. None of the

         Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and the Subsidiaries.

4.20 PRODUCT WARRANTY. Subject to normal maintenance, each product manufactured, sold, leased, or delivered by any of the Target and the Subsidiaries, including, but not limited to the Callium software, has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Target and the Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, in excess of the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and the Subsidiaries. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target and the Subsidiaries has any Knowledge of any defects in the products and parts sold by the Target or the Subsidiaries or the failure of any such products and parts to satisfy the warranty applicable to their sale. No product manufactured, sold, leased, or delivered by any of the Target and the Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease used by the Target and the Subsidiaries in their businesses.
         Section 4.20 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Target and the Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

4.21 PRODUCT LIABILITY. None of the Target and the Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Target and the Subsidiaries, including, but not limited to the Callium software.

4.22     EMPLOYEES, EMPLOYEE BENEFITS. EMPLOYMENT CONTRACTS.

         4.22.1 Except as disclosed on Section 4.22.1 of the Disclosure Schedule, none of the Target and the Subsidiaries maintains or is required to make contributions to any pension, profit sharing, supplementary pension, or other retirement plan, employee share ownership plan, bonus or other incentive plan, termination or retirement indemnity plan, health or group insurance plan, supplementary sickness or disability benefit plan, supplementary death benefit plan, or similar plan agreement, policy, arrangement, program or understanding ("EMPLOYEE BENEFIT PLAN"). The Target and the Subsidiaries have made all required contributions under their respective Employee Benefit Plans and paid all premium amounts payable for all periods through and including the Closing Date, and adequate provisions have been made therefor in the Financial Statements. The Target and the Subsidiaries have made all required contributions under the social security regimes applicable to their businesses.

         4.22.2 Section 4.22.2 of the Disclosure Schedule contains (i) a true and complete list of the following information for each employee of the Target and the Subsidiaries, except the telephone sales representatives: employer, name, job title, hiring date and current compensation paid; and (ii) a description of any employment contract which may be terminated only by giving more than the minimum notice provided for under French Law or the applicable bargaining agreement or upon payment of compensation in excess of that provided for by Law or the applicable collective bargaining agreement. All employees of the Target and the Subsidiaries have been provided with payslips in accordance with applicable Law. None of the employees, except TSR, of the Target and the Subsidiaries has been the subject of any change to, or action in connection with, his or her employment contract which will trigger any liability for constructive dismissals.

         4.22.3 Any collective labor agreement applicable to the Target or the Subsidiaries is stated in Section 4.22.3 of the Disclosure Schedule. Each of the Target and the Subsidiaries is in compliance with all applicable Laws with respect to employment and employment practices and terms and conditions of employment, including wages and hours.

         4.22.4 There is currently no fixed term employment that may be converted into an employment of indefinite duration, except as set forth in Section 4.22.4 of the Disclosure Schedule.

         4.22.5 To the Knowledge of any of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and the Subsidiaries. None of the Target and the Subsidiaries has committed at any material time any discriminatory labor practice.

         4.22.6 The Target and the Subsidiaries have always complied with employees' representation legal requirements.

4.23 GUARANTIES. None of the Target and the Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

4.24 CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET AND THE SUBSIDIARIES. Except with respect to their Current Accounts and as set out in
         Schedule 4.24, none of the Sellers or their Affiliates has been involved in any business arrangement or relationship with any of the Target and the Subsidiaries within the past 12 months, and none of the Sellers or their Affiliates owns, leases or licenses any asset, tangible or intangible, that is used in the business of any of the Target and the Subsidiaries.

4.25 ENVIRONMENT, HEALTH AND SAFETY. Each of the Target and of the Subsidiaries, has complied with all environmental, health and safety Laws, and no action, suit, proceeding, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.26 YEAR 2000 COMPLIANCE. All products manufactured, sold, leased or delivered by any of the Target and the Subsidiaries, including, but not limited to the Callium software, (the "PRODUCTS") and all software used by any of them, including, but not limited to the Callium software, (the "SOFTWARE") are designed to be used prior to, during, and after the calendar year 2000 A.D. ("YEAR 2000"), and such Products and Software will operate during each such time period without error relating to date data, including, but not limited to, any error relating to, or product of, date data which represent or reference different centuries or more than one century. Without limiting the generality of this Section 4.26, the Sellers further represent and warrant that: (i) the Products and the Software will not abnormally end or provide invalid or incorrect results as a result of any such date data, specifically including date data which represents or references different centuries or more than one century; (ii) the Products and the Software have been designed to ensure Year 2000 compatibility, including, but not limited to, date data recognition, calculations that accommodate same century and multi-century formulas and data values, and date data interface values that reflect the century; and (iii) the Products and the Software include "Year 2000 Capabilities". For purposes of this Section 4.26, the term "Year 2000 Capabilities" means that the Products and the Software: (i) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not malfunction, cause any program or application to abnormally end, or generate incorrect values or invalid results involving such dates; (ii) will provide that all date-related user interface functionalities and data fields include the proper indication of the century; and (iii) will provide that all date-related data interface functionalities include the proper indication of the century.

4.27 EURO COMPLIANCE. As from January 1, 1999, the Software shall recognize and be capable of managing the symbol and codes for the Euro. During the Euro transitional period, the Products and Software shall permit the operation of all transactions employing any one of the former national currencies of one of the member countries participating in the Economic and Monetary Union ("EMU"), either in said former national currency or in Euros. The conversion method used for the above purposes shall comply with the regulations issued by the EMU.

         Upon the expiration of the Euro transition period, the Products and the Software shall be capable of operating exclusively in Euros all transactions employing data expressed in any one of the former currencies of one of the member countries of the EMU.

4.28 MERGER BETWEEN THE TARGET, FRAMAR INVESTISSEMENTS AND L&L CAPITAL. The merger between the Target, Framar Investissements and L&L Capital was conducted in compliance with all applicable Laws, including with respect to Taxes, and was fully effective and finally completed on June 10, 1999. There is no pending formalities remaining to be completed in connection therewith.

4.29 RESTRUCTURING OF THE SHAREHOLDING OF FRANCK AND LAURENT LOUBARESSE IN THE TARGET PRIOR TO CLOSING. The restructuring implemented by Franck and Laurent Loubaresse with respect to their shareholding in the Target prior to Closing, including, but not limited to, the contribution of 25.3% of the Shares to ONLINE SERVICES, was conducted in compliance with all applicable Laws, including with respect to Taxes, and shall not adversely affect the Buyer, the Target or the Subsidiaries.

4.30 MAINTENANCE OF BUSINESS. To Sellers' Knowledge, none of the material customers of any of the Target and the Subsidiaries intends to cease doing business with any of such companies or to reduce materially the amount of the business that such customer is presently doing with any of such companies.

4.31 DISCLOSURE. There is no fact currently known to the Sellers, or to any of the Target and the Subsidiaries, which materially adversely affects or in the future would (so far as now can be reasonably foreseen) materially adversely affect any of the Target and the Subsidiaries, its financial condition or business which has not been set forth in this Agreement or the Disclosure Schedule hereto. The Sellers are not aware of any items contained in the executive summaries of the due diligence reports or the Data Room Index incorporated in the Disclosure Schedule that should be separately disclosed on the Disclosure Schedule in the absence of the executive summaries of the due diligence reports and Data Room Index.

5. POST-CLOSING COVENANTS. The Parties agree to take the actions or, as appropriate, forebear taking those actions, set forth in the following paragraphs of this article 5 with respect to the period following the Closing.

        5.1 GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under article 7 below). The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and the Subsidiaries.

        5.2 TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and the Subsidiaries from maintaining the same business relationships with the Target and the Subsidiaries after the Closing as it maintained with the Target and the Subsidiaries prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target and the Subsidiaries to the Buyer from and after the Closing.

5.3 CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the Seller's possession.

5.4 COVENANT NOT TO COMPETE. For a period of two (2) years from and after the date the Sellers individually cease association with any of the Target, the Subsidiaries, the Buyer, or the successors to or Affiliates of any of them, none of the Sellers will (and the Sellers will cause their Affiliates not to) engage directly or indirectly in any business that any of companies in the Group conducts as of the Closing Date in any geographic area in which any of the Target and the Subsidiaries conducts that business as of the Closing Date, except for services provided to the companies in the Group; provided, however, that (i) ownership of less than 1% of the outstanding stock of any publicly traded corporation or (ii) ownership of less than 34% (in aggregate amongst all of the Sellers) of the voting rights of any internet companies in which the Sellers will play a passive role, shall not be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.5 NON-SOLICITATION. For a period of two (2) years from and after the Closing Date, the Sellers shall not (and the Sellers shall cause their Affiliates not to) directly or indirectly solicit (i) for employment the employees and (ii) the customers, of either the Target or the Subsidiaries without the prior written consent of the Buyer.

5.6 APPOINTMENT OF FRANCK LOUBARESSE AS REPRESENTATIVE OF THE TARGET AND THE SUBSIDIARIES. Immediately after Closing, the Buyer shall procure that Franck Loubaresse be appointed as chairman of the board of directors of the Target, H2M and PhoneCom and as co-manager of Agedis and Consulte. Franck Loubaresse undertakes not to resign from such functions until December 31, 1999. The Buyer shall cause the Target and the Subsidiaries not to dismiss Franck Loubaresse from his functions until December 31, 1999, except in case of Bad Leaver.

5.7 ACQUISITION OF THE MINORITY SHAREHOLDINGS IN AGEDIS BY THE BUYER. The Sellers shall use their best efforts to procure that within six months from the Closing, the minority shareholders in AGEDIS sell their shares in such companies to the Target for a total aggregate purchase price not to exceed FRF. 150,000. The Sellers shall hold the Buyer and its Affiliates harmless from and against any Adverse Consequences arising out of the acquisition of such shares.

5.8 YEAR 2000 COMPLIANCE. The Sellers shall use their utmost efforts, particularly in their capacity as managers of the Target and the Subsidiaries, to ensure that all products manufactured, sold or leased by the Target and the Subsidiaries be Year 2000 compliant by December 31, 1999. In accordance with the Deferred Payment provisions set forth in article 2.4 above, all expenses required in connection with the Year 2000 compliance shall proportionately reduce the amount of the Deferred Payment.

5.9 STOCK OPTIONS. The Sellers shall use their best efforts to cause the employees of the Group holding stock options of the Target on the Closing Date to waive said stock options in exchange for stock options of Client Logic.

5.10 ONLINE SERVICES. The Sellers (other than Online Services) undertake for a period of three years from Closing or for so long as any warranty claim hereunder shall remain unresolved (if longer) not to reduce their holdings (in aggregate) in Online Services below fifty percent plus one share, nor to place Online Services into liquidation or dissolution other than by reason of its insolvency nor to sell any of the assets of Online Services other than on an arm's length basis.

6. CLOSING

The following actions shall take place on Closing:

6.1      The Sellers shall deliver to the Buyer:

         6.1.1 duly executed share transfer forms (ordres de mouvement) in respect of the Shares and such other instruments of transfer as are requested by the Buyer to vest in the Buyer good title to the Shares and the stock of the Subsidiaries;

         6.1.2 a certified copy of the minutes of the board of directors of the Target approving the Buyer (and its nominees) as new shareholder(s);

         6.1.3 a certified copy of the minutes of the board of directors of each of the Target and the Subsidiaries having validly decided to convene an ordinary general meeting of the shareholders of each of the Target and the Subsidiaries respectively, to be held shortly after the Closing Date (but after the transfer of the Shares) in order to appoint the new directors and managers, where applicable, of each of the Target and the Subsidiaries;

         6.1.4 written evidence that the workers' council's representative has been validly convened to attend the board of directors meeting of Phone Communication SA to be held shortly after the Closing Date for the purpose of appointing the new chairman of the board of directors of Phone Communication SA.

         6.1.5 copies of any powers of attorney necessary to complete the transactions contemplated by this Agreement;

         6.1.6 written evidence that the workers' council of Phone Communication SA has been validly consulted as required under French Law regarding the transactions contemplated in this Agreement;

         6.1.7 the Buyer shall have received the resignations, effective as of the date of replacement, of each director and manager of the Target and the Subsidiaries, where applicable, and containing a waiver of any and all claims such persons may have against the Target or the Subsidiaries for loss of office, fees, compensation or otherwise and/or an acknowledgment that no such claims exist, such resignations to be effective as of the Closing Date;

         6.1.8 the Buyer shall have received copy of a letter requesting the resignation of the statutory auditors of each of the Target and the Subsidiaries effective as of the general shareholders meeting to be held in 2000 for the approval of the financial statements for fiscal year 1999;

         6.1.9 Mr. Laurent Loubaresse and Mr. Jacques Loubaresse shall have entered into employment agreements with the Target;

         6.1.10 all Current Accounts shall have been paid by the Target and the Subsidiaries to the obligees on such accounts; and

         6.1.11 an agreement for the transfer of the "Consulte" trademark by Jacques Loubaresse to the Taraet.

6.2      The Buyer shall deliver to Sellers:

         6.2.1 copy of the wire transfer instructions concerning the relevant part of Purchase Price as provided in Section 2.2;

         6.2.2 a certified copy of the minutes of the Buyer's board of directors meeting having approved the transactions contemplated by this Agreement and giving powers to the signatory of this Agreement on behalf of the Buyer so to sign;

         6.2.3    certificates in respect the Common Stock as provided in
                  Section 2.2 (effective delivery shall occur within five business days as from the Closing Date);

         6.2.4 an on demand bank guarantee of up to FRF 10,000,000 issued by Bank of Scotland;

         6.2.5 a legal opinion issued by the law firm of Weil, Gotshal & Manges LLP regarding the issuance of the Common Stocks relative to the present transaction.

7. REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1 SURVIVAL. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect forever thereafter for three (3) years after the Closing, except for representations and warranties with respect to Taxes, which will continue in full force and effect until the expiration of the applicable statutes of limitations for the underlying claim(s). All covenants of the Parties contained in this Agreement shall survive the Closing and continue thereafter until the expiration of the applicable statute of limitations, other than any covenant which by its express term terminates sooner.

7.2 SELLERS' AGENT. Mr. Franck Loubaresse, Mr. Laurent Loubaresse, and Mr. Jacques Loubaresse hereby appoint ONLINE SERVICES, which shall be represented by Mr. Franck Loubaresse to act as their representative ("Sellers' Agent") for the purpose of this Section 7, and each of the Sellers renounces his/her rights to intervene in the procedure set out in this section. ONLINE SERVICES and Mr. Franck Loubaresse hereby accept this appointment. The Sellers' Agent shall act as the sole representative to receive notices from the Buyer and to coordinate the Sellers' joint defense and any other actions hereunder.

7.3      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

         7.3.1 If any of the Sellers breaches any of their representations, warranties, and covenants contained herein, and Buyer makes a written claim for indemnification against any of the Sellers, by providing written notice thereof to Sellers' Agent, within the survival period, then each of the Sellers will defend, indemnify (subject to the provisions of article 7.7) and hold the Buyer harmless from and against the entirety of any Adverse Consequences that the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

         7.3.2 Subject to the provisions of article 7.7, each of the Sellers will defend, indemnify and hold harmless the Buyer from and against the entirety of any Adverse Consequences it may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Target and the Subsidiaries for the unpaid Taxes of any Person (other than any of the Target and the Subsidiaries), as a transferee or successor, by contract, or operation of Law.

         7.3.3 Subject to the provisions of article 7.7, and notwithstanding any disclosure made to the Buyer, including the disclosures made in the Disclosure Schedule, each of the Sellers will indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, or relating to all Liabilities of the Target and the Subsidiaries arising out of any Liability arising from the failure to comply with applicable Laws with respect to (i) the merger between the Target, Framar Investissements and L&L Capital and (ii) the restructuring implemented by Franck and Laurent Loubaresse with respect to their shareholding in the Target prior to Closing, including, but not limited to, the contribution of 25.3% of the Shares to ONLINE SERVICES.

         7.3.4 Subject to the other provisions of article 7.7, each of the Parties will indemnify the other from and against the entirety of any Adverse Consequences such other may suffer resulting from, arising out of, or relating to any breach by the first party of a covenant of this Agreement or any ancillary agreement referenced herein.

         7.3.5    The ability of the Buyer to seek indemnity pursuant to Section
                  7.3.1 shall not preclude the Buyer from asserting its claim pursuant to Sections 7.3.2, 7.3.3 and 7.3.4 but no claim shall give rise to double indemnification.

7.4      INDEMNIFICATION PROCEDURE

         7.4.1 If any third party shall notify the Target, a Subsidiary, the Buyer or any of their Affiliates with respect to any matter (a "Claim") which may give rise to a claim for indemnification against any Seller under this Section 7, the Buyer shall promptly notify the Sellers' Agent thereof in writing. No delay on the part of the Buyer in notifying the Sellers' Agent shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent) the Sellers are materially prejudiced by the delay. All Claims relating to Taxes shall be notified to the Sellers within fifteen (15) days from receipt of the notice; provided, however, that no delay on the part of the Buyer in notifying the Sellers' Agent shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent) the Sellers thereby are materially prejudiced.

         7.4.2 The Buyer shall take or cause the Target or a company in the Group to take all such reasonable steps or proceedings as it may consider necessary to avoid, resist, defend, appeal or compromise any Claim other than a Claim conducted by Sellers as described in Section 7.4.3 below. Neither the Buyer nor the Target will enter into any settlement with respect to a Claim other than a claim described in Section 7.4.3 without the prior written consent of the Sellers' Agent (not to be withheld or delayed unreasonably).

         7.4.3 The Sellers' Agent will have the right to defend the Target against any Claim with its counsel so long as the Sellers' Agent so notifies the Buyer in writing within 15 days after the Buyer has given notice of the Claim.

                  In such event the Buyer shall ensure that the Target and the Subsidiaries shall at all reasonable times on reasonable notice allow the Sellers and their authorized representatives access to inspect and to take copies of such documents and records of the Target and the Subsidiaries which are relevant to the Claim subject always to keeping the same confidential other than necessary disclosures in connection with such Claim.

                  For the avoidance of doubt, the Sellers shall be entitled to participate in any inquiry or verification by any tax, social security or customs authority whether or not the same gives rise to any actual Claim and any such inquiry or verification shall be notified to the Sellers for such purposes as soon as reasonably practicable.

         7.4.4 The Seller's Agent will not enter into any settlement with respect to a Claim referred to in Section 7.4.3 above without the prior written consent of the Buyer (not to be withheld or delayed unreasonably).

         7.4.5 However, if the Sellers' Agent notifies the Buyer that it decides not to defend the Claim referred to in Section 7.4.3 above, the Buyer or the Group will not enter into any settlement with respect to the Claim without the prior written consent of the Sellers' Agent (not to be unreasonably withheld or delayed). Subject to the limitations set forth in Section
                  7.6 below, the Sellers will not be released from any Liability for any Adverse Consequences the Buyer or the Target may suffer resulting from, arising out of, relating to, or caused by the Claim.

         7.4.6 In case of a Claim related to Taxes and/or social security being pending or occurring after the Deferred Payment Date, the Deferred Payment shall nonetheless be paid and the Sellers shall provide, upon demand of the Buyer and within 30 days of such demand, an on-demand bank guarantee or a security up to the amount of such Claim in order to secure indemnification thereunder only if such bank guarantee or security is requested by the French tax or social security administration. This bank guarantee or security shall be in a form acceptable to the French tax or social security administration and the costs relating to the issuance of this bank guarantee or security shall be borne by the Sellers.

                  In case of a Claim other than a Claim related to Taxes and/or social security being pending at the Deferred Payment Date, the Buyer shall nonetheless pay the Deferred Payment less the corresponding amount of the Claim (less the amount of any Tax savings realized by the Target or the Subsidiaries as a result of the Tax deductibility of the relevant Claim), but not exceed the amount of the Deferred Payment, which the Buyer shall put into escrow at the time of payment of the Deferred Payment until the resolution of such Claim. The escrow agreement shall be substantially in the form of the document attached as EXHIBIT 7.4.6 hereto.

7.5 OTHER INDEMNIFICATION PROVISIONS. Each of the Sellers hereby agrees that he will not make any claim for indemnification against any of the Target and the Subsidiaries by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

7.6      LIMITATIONS ON INDEMNIFICATION.

         7.6.1 Notwithstanding anything to the contrary in this Section 7, no claim by the Buyer against the Sellers for indemnification arising under this Agreement shall be valid and assertible unless and until such time, if any, as the aggregate Adverse Consequences in respect of any individual event or occurrence giving rise to such Adverse Consequences suffered by the Buyer, the Target, or any of their Affiliates or to which any of them becomes subject, the after tax effect of which shall exceed one hundred thousand French Francs (FRF. 100,000) ("DEDUCTIBLE"). Furthermore, the first claim by the Buyer for indemnification arising hereunder shall not be made until the aggregate amount of all such valid and assertible claims exceeds the amount of five hundred thousand French Francs (FRF. 500,000) (the "BASKET"). In such event, the Buyer shall be entitled to assert claims only for amounts in excess of the Basket.

                  Notwithstanding anything to the contrary contained in this
                  Section 7, any Adverse Consequences suffered by the Buyer or the Target arising out of or in connection with (i) VAT, business tax (taxe professionnelle) or (ii) Section 7.3.3, shall not be subject to the Deductible and Basket requirements.

         7.6.2 The Sellers' maximum liability for all Adverse Consequences under Section 7 shall not exceed the amount of the Purchase Price actually paid in cash and Common Stock.

                  Claims based on proven fraud or deceit or intentional wrongdoing (dol) on the part of Sellers shall be excluded from the foregoing limitation of liability and Sellers will be liable for all Adverse Consequences with respect to such claims.

         7.6.3 Any amount due by the Sellers with respect to any claim will be reduced by any amount received from a third party with respect to such claim. If the amount due by the Sellers has already been paid to the Buyer, the Buyer shall repay to the Sellers the lesser of the amount so recovered from the third party or the indemnification made.

                  Any indemnification due by the Sellers hereunder shall be calculated taking into account the effect of any Tax savings realized by the Target or the Subsidiaries as a result of the Tax deductibility of the relevant Adverse Consequence.

                  In addition, any claim related to Taxes which merely constitutes a timing difference in the deductibility of the corresponding charge (reintegration of depreciation, reintegration of reserves, etc.) shall only be taken into account to the extent of the costs of any surcharges, penalties, late payment interest or fines.

                  The Buyer shall use its best efforts to ensure that the Group takes reasonable steps to pursue any claim against a third party arising out of the same fact, matter or thing as may give rise to a claim against the Sellers hereunder provided that such steps are in the Group's best interests.

7.7      PAYMENT OF INDEMNIFICATION

         Indemnification under this Article 7 with respect to any claim concerning an Adverse Consequence shall be payable upon (a) actual payment by the Buyer and/or the Group of any amount in relation with such Adverse Consequence provided it relates to a third party claim and not to a direct claim between the Parties, (b) the resolution of the claim by mutual agreement between the Seller and the Buyer, or (c) the issuance of an order from a governmental entity (including any State authority or administrative agency or commission or other Government
         Body) or an enforceable (executoire) judgment, award, order or other ruling by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim.

         Any payment by way of indemnification made hereunder by the Sellers shall be made to the Buyer and treated as a reduction of the Purchase Price.

7.8 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. Subject to the limitations set forth in this Section 7.8, if the Buyer breaches (or if any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and any of the Sellers makes a written claim for indemnification against the Buyer within the Survival Period, then the Buyer will defend, indemnify and hold harmless each of the Sellers from and against the entirety of any Adverse Consequences such Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by the breach. The Buyer's maximum liability for all Adverse Consequences under this
         Section 7 shall not exceed the amount of the Purchase Price, actually paid in cash and Common Stock.

7.9 LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
         (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target or a Subsidiary, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Section 7).





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

7.10 The Sellers shall be under no liability in respect of any claim hereunder to the extent to which:

         (1) the same occurs or arises as a result of a wrongful intentional act after the date hereof of the Buyer, which the Buyer knew would give rise to the liability unless such wrongful intentional act occurred:

                  (i) pursuant to an obligation of one of the Target or Subsidiaries incurred prior to the date hereof; or

                  (ii) in compliance with any law, regulation or requirement of any competent authority; or

                  (iii) with the agreement or at the request of all of the Sellers;

         (2) the same occurs or arises as a result of any legislation not in force at the date hereof of as a result of any change in legislation after the date hereof; or

         (3) the subject matter thereof is the subject of a provision or reserve in the Closing Date Financial Statement to the extent of such provision.

8. MISCELLANEOUS

8.1 NATURE OF OBLIGATIONS. The representations, warranties, and covenants of Sellers in this Agreement are joint and several obligations, the liability of each Seller being nonetheless limited individually to the amount of the Purchase Price actually received by the relevant Seller. Subject to this limit and to the aggregate limits provided in article 7 above, each Seller will be responsible for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach of the above representations, warranties, and covenants.

8.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The Parties shall coordinate their actions regarding any such press release or public announcement, and such release shall not include any reference to the Purchase Price.

8.3 ENTIRE AGREEMENT. This Agreement (including all Exhibits, certificates, Schedules and ancillary agreements attached hereto or referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and its respective successors and assigns. This Agreement or any part hereof may not be assigned by any party without the prior written consent of the other parties hereto, except that Buyer may without increasing the liability of the Sellers hereunder (i) assign its rights and obligations to any affiliate of Client Logic or Buyer or (ii) make a collateral assignment of its rights under this Agreement to any lender who provides funds to Client Logic or Buyer for the acquisition of the Target without the written consent of the Sellers; provided that any such assignment shall not relieve Buyer from its obligations hereunder. The Sellers shall execute acknowledgements of such assignment(s) and collateral assignments in such forms as Buyer or Client Logic's or Buyer's lender(s) may from time to time reasonably request.

8.5      LANGUAGE OF AGREEMENT; COUNTERPARTS.

         8.5.1 This Agreement, excepting Disclosure Schedules, shall be executed in English.

         8.5.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed given
         (i) when delivered by hand, (ii) when transmitted by facsimile transmission with confirmation of receipt (including a message generated by the sender equipment) (provided the notice, request, demand, claim or other communication is also sent by overnight courier for next day delivery), or (iii) after one business day when sent by overnight courier for next day delivery, to the addressee at the following address or fax number, as applicable, or to such other addressee or fax number as a Party may specify from time to time by notice hereunder:

         IF TO THE SELLERS:          Franck Loubaresse
                                     17 rue des Perchamps
                                     75016 Paris
                                     France

         COPY TO:                    Hausmann & Associes
                                     45, rue de Courcelles
                                     75008 Paris
                                     Attention: Philippe Torre
                                     Facsimile: 01 53 83 74 01

         IF TO THE BUYER:            ClientLogic International Holding, Inc.
                                     699 Herteol Avenue
                                     Buffalo, New York 14207
                                     Attention: Steve Kawalick
                                     Facsimile: (716) 871 2175

         COPY TO:                    Weil Gotshal & Manges
                                     100 Crescent Court
                                     Suite 1300
                                     Dallas, Texas 75201
                                     USA
                                     Attention: Mary Korby
                                     Facsimile (214) 746 7777

8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic Laws of the Republic of France.

8.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement, shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.11 EXPENSES. Each of the Parties, the Target, and the Subsidiaries will bear his, her or its own costs and expenses (including all fees and expenses of his, her or its attorneys, consultants, investment brokers, accountants, advisors or other agents or representatives) incurred in connection with this Agreement and the transactions contemplated hereby. Save as referred to in Section 2.4, the Sellers agree that none of the Target and the Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including fees and expenses of the Sellers' attorneys, consultants, investment brokers, accountants or other advisers) related to the negotiation and execution of this Agreement.

8.12 INCORPORATION OF EXHIBITS, CERTIFICATES, AND SCHEDULES. The Exhibits, Certificates and Schedules identified in this Agreement, including any ancillary agreements referred to herein, are incorporated herein by reference and made a part hereof.

8.13 TRANSFER TAXES. All transfer, registration, recording, conveyancing, notarial and other such Taxes, duties, costs and expenses (including any penalties and interest) incurred in France in connection with this Agreement and the transactions contemplated hereby and thereby, shall be borne by the Sellers, except for the registration tax (droit d'enregistrement et de timbre) related to this Agreement which shall be borne by the Purchaser. The Buyer and the Sellers shall cooperate in the filing of all necessary Tax Returns and other returns and other documentation with respect to all such Taxes, duties, costs and expenses. The Buyer and the Sellers will each join in the execution of any such Tax Returns and other documentation. For the purpose of registration formalities, the Parties hereby agree to sign on the Closing Date, and without the validity of this Agreement being affected thereby in any way, a short form deed. In case of inconsistency, the present Agreement shall prevail over the short form deed.

9. DISPUTE RESOLUTION.

9.1 Except as provided in Section 2.3, in the event of a dispute between the Buyer on the one hand and Sellers on the other hand with respect to the validity, intent, interpretation, performance, enforcement or arbitrability of any of the terms contained in this Agreement, or any claim arising out of or in connection with this Agreement, the matter shall be submitted for final resolution to an international arbitration panel consisting of three (3) arbitrators selected as follows: The Buyer shall select one arbitrator; and the Sellers collectively shall select one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. The third arbitrator shall be the presiding arbitrator. In the event either the Sellers or the Buyer shall have failed to select an arbitrator within fifteen (15) days after either Sellers or the Buyer has selected its arbitrator or the two arbitrators so selected shall fail to agree on a third arbitrator, such arbitrator shall be selected by the International Chamber of Commerce as appointing authority.

9.2 The place of arbitration shall be Paris, France. All arbitrators shall be fluent in both the English and French languages and their award shall be rendered in English. The English or French language may be used in all documents, briefs, evidence and any other writings submitted to the arbitration panel. All arbitration proceedings shall be conducted in English.

9.3 The arbitration procedure set forth in this article 9 shall be the sole and exclusive means of settling or resolving any dispute referred to in this article 9. The arbitration shall be conducted in accordance with French law.

9.4 The award of the arbitrators shall be final and binding on the Parties and may be presented by any of the Parties for enforcement in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any award rendered hereunder. In any such enforcement action, irrespective of where it is brought, none of the Parties will seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this article 9 as the sole and exclusive means of settling or resolving such dispute. The fees of the arbitrators and the other costs of such arbitration shall be borne by the Parties in such proportions as shall be specified in the arbitration award.

9.5 Nothing contained in this article 9 shall prevent a Party from seeking temporary injunctive relief from any judicial or administrative authority pending the resolution of a controversy or claim by arbitration.

The Parties hereto have executed this Agreement on the date first above written.



THE BUYER                                    THE SELLERS

CLIENTLOGIC INTERNATIONAL                    MR. FRANCK LOUBARESSE
HOLDING, INC.


/s/ STEVE KAWALICK                           /s/ FRANCK LOUBARESSE
-----------------------------------          -----------------------------
By: Steve Kawalick
Title: President

                                             MR. LAURENT LOUBARESSE



                                             /s/ LAURENT LOUBARESSE
                                             -----------------------------



                                             MR. JACQUES LOUBARESSE



                                             /s/ JACQUES LOUBARESSE
                                             -----------------------------



                                             ONLINE SERVICES

                                             /s/  FRANCK LOUBARESSE
                                             -----------------------------
                                             By:  Franck Loubaresse
                                             Title: Manager





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